Exhibit 99.2

Somera Reports Results for First Quarter of 2004

SANTA BARBARA, Calif., April 21, 2004—Somera Communications, Inc. (NASDAQ: SMRA), a leading global provider of new and refurbished telecommunications equipment solutions, today announced financial results for the first quarter ended March 31, 2004.

Total revenue for the first quarter of 2004 was $28.4 million compared with $34.0 million for the fourth quarter of 2003. Net loss on a GAAP basis was $4.1 million or $0.08 cents per share compared with a net loss in the prior quarter of $29.2 million, or $0.59 per share. The fourth-quarter 2003 net loss included the effect of a non-cash charge of $24.8 million for the write-down of deferred tax assets, non-recurring operating expenses of $2.4 million for employee severance and related costs and $0.6 million for exiting less profitable service products.

“Our revenue shortfall in the first quarter was primarily attributable to national wireless operators in North America releasing 2004 capital budgets slower than expected and operational issues in the EMEA region,” said Steve Cordial, acting President and CEO and Chief Financial Officer. “Additionally, we experienced a general slowdown in wireless spending as operators assessed the impact of impending industry consolidation on network deployment plans. However, we believe we should see some upside opportunities and growth throughout the year as capital budgets are released and operational issues in Europe are resolved.”

Somera’s gross margin for the first quarter of 2004 was 23%, compared with 28% in the prior quarter. The balance sheet reflects $42 million in cash and short-term investments, $59 million in working capital and no long-term debt.

Added Cordial, “Gross margins were primarily impacted by inventory write-downs caused by the unanticipated decline in TDMA equipment values and associated competitive activity in this product area. Further, we experienced some refurbished equipment supply constraints to support a network deployment project with a new strategic account, which required us to fulfill the contract with lower margin, new equipment. We believe we have a strategy in place to mitigate these factors moving forward.”

Corporate Headquarters: 5383 Hollister Ave. Santa Barbara, CA 93111 www.somera.com T805.681.3322

Somera Communications

Wednesday, April 21, 2004

Outlook

The company expects second quarter revenue to remain consistent with the first quarter, gross margins to improve to 27% to 29%, and operating expenses to be relatively flat.

Teleconference and Webcast

Management’s teleconference and webcast is scheduled for 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time today and is open to everyone. Please dial 1-800-901-5259 for domestic calls or 1-617-786-4514 for international calls at least five minutes before start time and use passcode 25053284. The call will be simultaneously webcast on the Investor Relations page of the Somera web site at www.somera.com. listeners will need to have Microsoft Media Player installed on their computers. A replay will be available from one hour after the call ends through May 21, 2004, 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time, at 1-888-286-8010 for domestic calls or 1-617-801-6888 for international calls, passcode 19522414.

About Somera Communications

Somera is a leading provider of new and refurbished telecommunications equipment and services to help carriers lower the cost of network deployment and reduce operating expenses. The company also offers equipment purchase, consignment and exchange programs to transform excess equipment inventories into a new source of capital. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the Web at www.somera.com.

This news release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding the company’s expectation for quarterly net revenues, gross margin levels and quarterly operating expense levels for the second quarter of 2004; the company’s expectation of improved industry fundamentals; and the possibility of the company successfully executing on possible upside opportunities as capital budgets are released and resolution of issues in the EMEA region. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions particularly affecting the telecommunications industry; capital equipment spending levels in the telecommunications industry; the impact of competition in the market for supplying equipment to telecommunications operators; the risk of potential shortage of product supply; risks regarding the company’s ability to expand international operations and build services capabilities; and other factors fully described in the company’s reports to the Securities and Exchange Commission (SEC), including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and Quarterly Reports on Form 10-Q. Actual results may differ materially from the statements contained in this news release. The company does not undertake to update any forward-looking statements that may be made by or on behalf of the company. Copies of Somera’s SEC filings may be obtained by contacting Investor Relations, Somera Communications, at 1-805-681-3322.

Contacts:	MEDIA	INVESTOR RELATIONS
	Kelly Delany	Mark Stubbs
	Director of Communications	Director of Finance
	kdelany@somera.com	mstubbs@somera.com
	805.699.3384	805.699.3365

5383 Hollister Ave., Suite 100 • Santa Barbara, CA 93111

Phone (805) 681-3322 • Fax (805) 681-3325

E-mail: scinfo@somera.com • Web: www.somera.com

Somera Communications

Wednesday, April 21, 2004

SOMERA COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$36,920	$41,842
Short-term investments	5,000	5,000
Accounts receivable, net	17,427	19,906
Inventories, net	13,997	13,804
Other current assets	10,856	10,487
Total current assets	84,200	91,039

Property and equipment, net	5,685	5,809
Other assets	83	117
Intangible assets	1,860	1,877

Total assets	$91,828	$98,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,716	$14,520
Accrued compensation	2,365	3,478
Other accrued liabilities	9,109	9,338
Deferred revenue	697	1,369
Total current liabilities	24,887	28,705
Stockholders’ Equity	66,941	70,137
Total liabilities and stockholders’ equity	$91,828	$98,842

5383 Hollister Ave., Suite 100 • Santa Barbara, CA 93111

Phone (805) 681-3322 • Fax (805) 681-3325

E-mail: scinfo@somera.com • Web: www.somera.com

Somera Communications

Wednesday, April 21, 2004

SOMERA COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Equipment revenue	$23,012	$32,258
Service revenue	5,376	3,579
Total revenue	$28,388	$35,837

Equipment cost of revenue	$17,756	$23,303
Service cost of revenue	4,152	2,598
Total cost of revenue	$21,908	$25,901
Gross profit	$6,480	$9,936

Operating expenses:
Selling, general & administrative	10,287	13,242
Amortization of intangible assets	17	326

Total operating expenses	$10,304	$13,568

Loss from operations	$(3,824)	$(3,632)

Other (expense) / income, net	(206)	140

Loss before income taxes	$(4,030)	$(3,492)

Income tax provision / (benefit)	26	(1,414)
Net loss	$(4,056)	$(2,078)
Net loss per share - basic	$(0.08)	$(0.04)
Net loss per share - diluted	$(0.08)	$(0.04)

Weighted average number of shares outstanding:
Basic	49,519	49,000
Diluted	49,519	49,000

5383 Hollister Ave., Suite 100 • Santa Barbara, CA 93111

Phone (805) 681-3322 • Fax (805) 681-3325

E-mail: scinfo@somera.com • Web: www.somera.com